EXHIBIT 99.1

                           NeoMedia Technologies, Inc.

                                  Exhibit 99.1

           News Release Dated November 10, 1997 and Entitled "NeoMedia
                to Raise $20 Million Equity Through Warrant Call;
                    BT Alex Brown Hired as Financial Advisor"


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NEWS RELEASE

FOR MORE INFORMATION
Chuck Jensen
NeoMedia Technologies, Inc.
941-337-3434

Robert Kneeley
RKC Communications
954-351-1976
email:  rkccomm@safari.net

FOR IMMEDIATE RELEASE

           NEOMEDIA TO RAISE $20 MILLION EQUITY THROUGH WARRANT CALL;
                    BT ALEX BROWN HIRED AS FINANCIAL ADVISOR

FORT MYERS, FLORIDA -- November 10, 1997--NeoMedia Technologies, Inc. (NASDAQ Small Cap: NEOM) today announced the redemption of all of its outstanding warrants.

            Each warrant entitles the holder to purchase one share of NeoMedia common stock at an exercise price of $7 3/8. Warrant holders have until December 18, 1997, to convert the warrant to a share of common stock or to sell the warrant. Warrants that are not exercised by December 18 will be redeemed by the Company at 5 cents per warrant.

            In addition, NeoMedia Technologies has hired BT Alex Brown, Incorporated, as a financial advisor to advise the Company and its Board of Directors during the process of redeeming the outstanding warrants, as well as for mergers and acquisitions. BT Alex Brown, a subsidiary of Bankers Trust New York Corporation, provides investment banking and advisory services to a variety of companies including technology, media and communications and other growth industries.

            The Company expects that if all the warrants are exercised the warrant call will raise gross proceeds of approximately $20 million. A total of
2.8 milion warrants are outstanding. As of October 30, more than 289,000 warrants were exercised voluntarily, raising net proceeds of more than $2.1 million.

            Following completion of the warrant call, NeoMedia intends to apply for listing on the NASDAQ National Market System.


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            NeoMedia was founded in 1989. It provides proprietary software for document management and production systems, the migration of programs and databases from closed system to open system platforms, Year 2000 conversions and intelligent document solutions to bridge the gap between print and electronic media.


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